Exhibit 10.23

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into on the 1st day of January, 2024 (the “Effective Date”), by and between Aveanna Healthcare Holdings Inc., a Delaware corporation (“Aveanna”); and Matthew Buckhalter, a resident of the State of Georgia (“Executive”).

STATEMENT OF BACKGROUND

A. Executive has been serving as the Chief Financial Officer of Aveanna and has significant experience that is helpful in managing and operating Aveanna’s business.

B. Effective as of December 1, 2017, Aveanna and Executive entered into an employment agreement.

C. Aveanna wishes to continue to employ Executive as the Chief Financial Officer of Aveanna (the “Aveanna CFO”), and Executive wishes to remain employed by Aveanna in that capacity, on the terms and conditions hereinafter set forth.

E. The parties therefore wish to enter into this Agreement that will replace and supersede the December 1, 2017, employment agreement previously in effect.

STATEMENT OF AGREEMENT

In consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the sufficiency of which hereby is acknowledged, the parties hereby agree as follows:

1. Employment of Executive. During the Term (as defined below), Aveanna will continue to employ Executive, and Executive will continue to serve as an employee of Aveanna, with the duties and responsibilities, and pursuant to the terms and conditions, set forth in this Agreement.

2. Term. Executive's employment under this Agreement will commence on the Effective Date and will continue through the date such employment is terminated pursuant to the terms of Section 5 (with such period of employment being referred to as the “Term”).

3. Duties and Authority.

(a) Responsibilities. During the Term, Aveanna will employ Executive as the Aveanna CFO. Executive will report to, and be subject to the general supervision, advice and direction of, Aveanna’s Chief Executive Officer (the "CEO"). Executive will have such duties as are customarily performed in a similar position and will have and fulfill such other duties and responsibilities as may be established for him from time to time by the CEO.

(b) Time Commitment; Limit on Outside Activities. Executive will make available exclusively to the Aveanna and its subsidiaries (the “Aveanna Group”) his entire work capacity, professional knowledge and experience. Any paid or unpaid secondary office held as a member of a board of directors, supervisory board member, advisory board member or similar position shall require the prior written consent of the CEO, who may revoke such consent at any time. Notwithstanding the foregoing, Executive will be permitted to continue with mandates already granted unless and until the CEO determines that such positions interfere with Executive’s duties for Aveanna, in which case Executive will resign from such positions. Executive must provide written notice to the CEO of any relinquishment of mandates. Before Executive may serve as an expert witness or arbitrator or act in any similar capacity, he must obtain the prior written consent

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of the CEO. Any publications or speeches that have the effect of publicity must be reported to the CEO beforehand.

(c) Standards. During the Term, Executive will perform all his duties and responsibilities, whether expressed or implied, (i) faithfully and industriously; (ii) to the best of his abilities, experience and talents; (iii) to the reasonable satisfaction of the CEO; and (iv) consistent with Aveanna’s policies and practices and applicable laws and regulations. Executive will observe and fulfill proper standards of responsibility attendant upon his service and role.

(d) Location. Executive will perform his duties and responsibilities at such places as the needs of the business or opportunity of Aveanna may require from time to time; provided, his principal offices will be based in Atlanta, Georgia.

4. Compensation and Benefits. Subject to the terms of this Agreement, Aveanna will pay Executive, and Executive accepts as full compensation for all services to be rendered to the Aveanna Group pursuant to this Agreement, the compensation and benefits described below in this section.

(a) Annual Base Salary. Executive will be paid an annual base salary ("Annual Base Salary") of $425,000 in each full calendar year during the Term, less applicable withholdings required by law or authorized by Executive, which will be paid in accordance with Aveanna’s standard payroll practices and policies as in effect from time-to-time for other Aveanna executives. The Annual Base Salary may be reviewed and increased by Aveanna from time to time, but may not be decreased except to the extent similar decreases are made at the same time for similarly situated executives.

(b) Annual Bonus Compensation. For each calendar year during the Term, Executive will be eligible to earn an annual bonus under Aveanna’s Short-Term Incentive Plan based on performance goals determined from time to time by Aveanna in its sole discretion. Aveanna may adjust and amend the Plan, including the minimum, target and maximum bonus amounts (whether expressed as a percentage of Annual Base Salary or otherwise), from year-to-year in its sole discretion.

(c) Equity Compensation. For each calendar year, Executive will be eligible for equity grants to be awarded under the terms of Aveanna’s Long Term Incentive Plan and any other Stock Incentive Plans (collectively, “Equity Awards”). Such annual awards, if any, shall be granted in the sole discretion of the Compensation Committee of the Board.

(d) Other Benefits. During the Term, Executive will be eligible to participate in all group retirement, health, welfare and similar benefit plans, programs and arrangements generally available to other similarly situated Aveanna executives, all pursuant to the terms of such plans, programs and arrangements as such terms may be modified from time to time. Except as otherwise specified in this Agreement, the terms of all such plans, programs and arrangements, including any eligibility waiting periods, will apply to Executive.

(e) Vacation and Sick Time. During the Term, Executive will be eligible for unlimited vacation in accordance with the provisions of the vacation policy. Executive will consider the interests of the Aveanna Group in scheduling his vacation time. Executive must ensure that he can be contacted quickly and be responsive while on vacation. In addition, Executive will be eligible for sick leave generally available to other similarly situated Aveanna executives, pursuant to the terms of such policies and as such terms may be modified from time to time.

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(f) Business Expenses. Executive will have a right to be promptly reimbursed for his reasonable and appropriate business expenses that he actually incurs in connection with the performance of his duties and responsibilities under this Agreement in accordance with Aveanna’s expense reimbursement policies and procedures applicable to executive officer employees. In any event, expense reimbursements hereunder will be paid within 30 days after Executive submits evidence of such reimbursable expense(s) to Aveanna.

5. Termination. Executive’s employment with Aveanna may be terminated by Aveanna or Executive pursuant to any of the following:

(a) By Aveanna. Executive’s employment with Aveanna may be terminated by Aveanna by action of the CEO for any reason (e.g., for Cause (as defined below) or without Cause), at any time upon written notice to Executive.

(b) By Executive With Good Reason. Executive may voluntarily terminate Executive’s employment hereunder with Good Reason (as defined below) at any time pursuant to the procedures and conditions in this subsection. To terminate pursuant to this subsection, Executive shall give to the CEO, within 90 days after the initial existence of the condition that Executive believes constitutes Good Reason, written notice describing such condition and declaring his intention to terminate for Good Reason. Aveanna shall have 30 days to remedy the condition and prevent the Good Reason termination. If the condition is not cured within such 30-day period, Executive’s employment hereunder shall be terminated for Good Reason effective as of the end of such 30-day period; provided, in its sole discretion, (A) Aveanna may accept such resignation effective as of an earlier date, provided that Aveanna continues to pay Executive through the 30-day period as if he were still employed, or (B) during all or any part of the 30-day period, Aveanna may retain Executive as an employee but modify, reduce, or eliminate his duties hereunder.

(c) By Executive Without Good Reason. Executive may voluntarily terminate his employment with Aveanna other than for Good Reason at any time upon 90 days’ prior written notice to CEO. In its sole discretion, (i) Aveanna may accept such resignation effective as of an earlier date, provided Aveanna continues to pay Executive through the notice period as if he were still employed, or (ii) during all or any part of the notice period, Aveanna may retain Executive as an employee but modify, reduce, or eliminate his duties hereunder.

(d) Death or Disability. Executive’s employment with Aveanna will automatically be terminated upon Executive’s death or upon Executive’s determination of disability under the long-term disability plan sponsored by Aveanna.

6. Severance Pay and Benefits.

(a) Termination by Executive without Good Reason or by Aveanna With Cause. If Aveanna terminates Executive’s employment hereunder for Cause under Section 5(a) or if Executive terminates his employment hereunder without Good Reason pursuant to Section 5(c), Executive will be entitled to receive, and Aveanna will provide Executive with, the amounts of:

(i) his unpaid Annual Base Salary due for the period through the date his employment terminates, which will be paid upon the next regularly scheduled payday;

(ii) any annual bonus earned in the calendar year immediately preceding the calendar year in which his employment terminates but which has not yet been paid, and which will be paid at the same time as such year’s bonus is paid to actively employed, similarly situated executives;

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(iii) any equity awards that became vested and payable on or before the date his employment terminates but which have not yet been paid, and which will be paid pursuant to the terms of the Aveanna stock incentive plan under which such awards were granted; and

(iv) any reimbursable expenses that have been incurred on or before the date his employment terminates but have not yet been paid, and which will be paid pursuant to the terms of Section 4(g).

All of the amounts described in this subsection (a)(i) – (iv) will be collectively referred to as “Accrued Compensation”.

(b) Termination by Aveanna Without Cause or Executive for Good Reason – Not in Connection with a Change in Control. If during any period, other than the 12 months beginning on the date of a Change in Control, (i) Aveanna terminates Executive’s employment without Cause under Section 5(a) or Executive terminates his employment hereunder for Good Reason pursuant to Section 5(b), such that Executive has a Separation from Service (as defined below) (the date of such termination of employment with a Separation from Service being referred to as the “Termination Date”), (ii) Executive timely signs and does not revoke a release as provided in Section 6(e)(i), and (iii) Executive continues to comply with the restrictive covenants set forth in the release and in Sections 8 and 9, Aveanna will pay to Executive, and Executive will be entitled to receive, the following severance pay and benefits:

(i) Amounts Earned Through Termination Date. The amounts payable pursuant to the terms of Section 6(a).

(ii) Base Salary. An amount equal to his Annual Base Salary at the rate in effect as of his Termination Date (or if his employment terminated due to Good Reason based on a reduction in his Annual Base Salary, at the rate in effect immediately before such reduction). Subject to the terms of Section 6(e)(iii), such amount shall be paid in substantially equal installments as salary continuation at the same frequency as applies to actively employed, similarly situated executives, commencing upon the next regularly scheduled payday immediately following the Termination Date and continuing for 12 months.

(iii) Group Health Benefits. To the extent Executive elects to and does continue group health coverage for himself, his spouse and/or his dependents under the COBRA continuation coverage rules, he shall pay for such coverage during the first 12 months thereof the amount of employee contributions that actively employed, similarly situated executives are charged for the same coverage; and Aveanna will pay the remainder of such COBRA continuation coverage premiums. If any COBRA continuation coverage continues after such 12-month period, Executive shall be responsible for the full amount. To the extent any of such group health benefits are self-insured, any amounts paid (A) by Executive shall be paid on an after-tax basis, and (B) by Aveanna on behalf of Executive and/or his dependents shall be reported on Executive’s Form W-2 as taxable income. Executive shall inform Aveanna upon his becoming reemployed and/or or his spouse’s or dependents’ loss or COBRA eligibility.

(c) Termination by Aveanna Without Cause or Executive for Good Reason – In Connection with a Change in Control. If during the 12-month period beginning on the date of a Change in Control, (i) Aveanna terminates Executive’s employment without Cause under Section 5(a) or Executive terminates his employment hereunder for Good Reason pursuant to Section 5(b), such that Executive has a Separation from Service, and (ii) Executive timely signs

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and does not revoke a release as provided in Section 6(e), Aveanna will pay to Executive, and Executive will be entitled to receive, the following severance pay and benefits:

(i) Amounts Earned Through Termination Date. The amounts payable pursuant to the terms of Section 6(a).

(ii) Base Salary and Annual Bonus. An amount equal to the total of (i) his Annual Base Salary at the rate in effect as of his Termination Date (or if his employment terminated due to Good Reason based on a reduction in his Annual Base Salary, at the rate in effect immediately before such reduction); and (ii) the annual bonus compensation he would have received under Section 4(b) if performance for the calendar year in which his Termination Date occurs had been achieved at target (or if his employment terminated due to Good Reason based on a reduction in his Annual Base Salary, the annual bonus will be calculated based on the Annual Base Salary amount in effect immediately before such reduction). Subject to the terms of Section 6(e)(iii), such total amount shall be paid in a single lump sum upon the next regularly scheduled payday immediately following the Termination Date.

(iii) Group Health Benefits. To the extent Executive elects to and does continue group health coverage for himself, his spouse and/or his dependents under the COBRA continuation coverage rules, he shall pay for such coverage during the first 12 months thereof the amount of employee contributions that actively employed, similarly situated executives are charged for the same coverage; and Aveanna shall pay the remainder of such COBRA continuation coverage premiums. If any COBRA continuation coverage continues after such 12-month period, Executive shall be responsible for the full amount. Any amounts paid (A) by Executive shall be paid on an after-tax basis, and (B) by Aveanna on behalf of Executive and/or his dependents shall be reported on Executive’s Form W-2 as taxable income. Executive shall inform Aveanna upon his becoming reemployed and/or or his spouse’s or dependents’ loss or COBRA eligibility.

(d) Excess Parachute Payments.

(i) Application of Code Section 280G. If any payment or benefit Executive will or may receive from Aveanna or otherwise, which is received or to be received by Executive in connection with a Change in Control or the termination of Executive’s employment (whether pursuant to the terms of this Agreement or any other agreement, plan or arrangement with Aveanna, any person whose actions result in a Change in Control, or any person affiliated with Aveanna or such person) (“280G Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then any such 280G Payments (a “CiC Payment”) shall be equal to the Reduced Amount (as defined below).

(ii) Benefit Reductions. The “Reduced Amount” shall be either (x) the largest portion of the CiC Payment that would result in no portion of the CiC Payment (after reduction) being subject to the Excise Tax, or (y) the total of the CiC Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater economic benefit. If a reduction in CiC Payment is required pursuant to clause (x) of the preceding sentence, the reduction shall be made (i) first by reducing the cash payments provided pursuant to Section 6 that are exempt from Section 409A (if necessary, to zero); (ii) then, if further reductions are

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necessary, benefits provided under Section 6(c)(vi), then Section 6(c)(v), then Section 6(c)(iv), which are exempt from Section 409A, shall be reduced (if necessary, to zero); (iii) then, if still further reductions are necessary, the cash payments provided pursuant to Section 6 that are not exempt from Section 409A shall be reduced (if necessary, to zero); and (iv) finally, if still further reductions are necessary, the benefits provided under Section 6(c)(vi), then Section 6(c)(v), then Section 6(c)(iv), which are not exempt from Section 409A shall be forfeited.

(iii) Method of Determination. For purposes of this limitation (w) no portion of the 280G Payments, the receipt or enjoyment of which the Participant will have effectively waived in writing prior to the Participant’s Termination Date, will be taken into account (provided that, in no event will any such waiver impermissibly affect any portion of the 280G Payments that is subject to Section 409A); (x) no portion of the 280G Payments will be taken into account, which in the opinion of the tax counsel selected by Aveanna does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2), including by reason of Code Section 280G(b)(4)(A); (y) except as provided in clause (iv) above, the payments and benefits will be reduced only to the extent necessary so that the 280G Payments (other than those referred to in clauses (w) or (x)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4)(B) or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (x); and (z) the value of any non-cash benefit or any deferred payment or benefit included in the 280G Payments shall be determined by Aveanna’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4).

(e) Release Requirement.

(i) Signing and Not Revoking Release. As a condition to Executive receiving any pay or benefits under Section 6(b) or 6(c) (as applicable), Executive must timely sign, return, and not revoke a written release agreement (“Release”) containing any terms specified by Aveanna for (i) Executive’s release of the Aveanna Group and all of its personnel and affiliates from all claims arising from, or in connection with, Executive’s employment or termination, (ii) Executive’s non-revocation of that release during the 7-day period following the date the Executive signs the Release, and (iii) Executive’s promise to comply with specified confidentiality, noncompetition and/or nonsolicitation provisions as set forth in Sections 8 and 9 or otherwise in the Release; provided, such Release shall be delivered to Executive within 7 days after his Termination Date. Executive must sign the Release after his Termination Date.

(ii) Forfeiture of Severance Pay and Benefits. Aveanna will terminate Executive’s eligibility for severance pay and benefits under Section 6(b) or 6(c) (as applicable) if he fails to sign, if he revokes, or if he fails to follow the terms of this Release or if it is not signed and returned to Aveanna within the earlier of (i) the deadline specified by Aveanna, or (ii) 60 days after Employee’s Termination Date. If the payment timing of any portion of payments or benefits, which rely solely on the short-term deferral rule to be exempt from Code Section 409A, would be delayed beyond the short-term deferral rule period due to Employee’s late signing of the Release, such portion shall be forfeited.

(iii) Impact on Timing of Severance Pay and Benefits. Any payments of severance pay or benefit subsidies due under Section 6(b) or 6(c) shall be delayed until after the expiration of the 7-day revocation period, and any amount otherwise due under said subsections before the end of such revocation period shall be paid upon the day after the end of such period (but not later than March 15 of the calendar year following the

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calendar year in which his Separation from Service occurs) in a lump sum; and any installments or other payments due after that payment date will be paid at the time prescribed in Section 6(b) or 6(c), as applicable. In the event that any payment under Section 6(b) or 6(c) (as applicable) is not exempt from Code Section 409A, the payment timing is based on the signing of this Release, and the period in which Executive could timely sign and return the release spans 2 calendar years, such payment shall in all events be made in the second such calendar year.

7. Definitions. The following terms will have the definitions below:

(a) “Cause” means the occurrence of one or more of the following events: (i) Executive engaging in fraud, misappropriation of funds, or embezzlement committed against any the Aveanna Group or a customer or supplier of the Aveanna Group, (ii) Executive being indicted for, convicted of (or entering a plea of guilty or nolo contendere to) a felony or a crime involving dishonesty or moral turpitude, (iii) Executive’s gross negligence or willful misconduct which results in material harm to the Aveanna Group after written notice and a period of thirty (30) days to cure such actions, to the extent curable, (iv) Executive violating, in a material respect which results in material harm to the Aveanna Group, a published or otherwise generally recognized and enforced rule, policy or procedure of the Aveanna Group, after written notice and a period of thirty (30) days to cure such failure, to the extent curable, or (v) Executive violating, in a material respect which results in material harm to the Aveanna Group, any provision of this Agreement, after notice and a period of thirty (30) days to cure such failure, to the extent curable.

(b) “Change in Control” means a change in ownership or effective control of Aveanna or any other “relevant corporation” within the meaning of Treas. Reg. §1.409A-3(i)(5)(ii) (each a “Relevant Corporation”) or a change in the ownership of a substantial portion of the assets of a Relevant Corporation, all within the meaning of Code Section 409A. As a general overview, Code Section 409A’s definition of these terms, and the dates as of which they occur, are as follows:

(i) The date any one person, or more than one person acting as a group, acquires ownership of stock of a Relevant Corporation that, together with stock held by such person or group constitutes more than 50% of the total voting power of the stock of a Relevant Corporation. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of a Relevant Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of a Relevant Corporation or to cause a change in the effective control of a Relevant Corporation.

(ii) The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of a Relevant Corporation possessing 30% or more of the total voting power of the stock of a Relevant Corporation.

(iii) The date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from a Relevant Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of a Relevant Corporation immediately before such acquisition or acquisitions.

(iv) The date a majority of the board of directors of a Relevant Corporation for which no other corporation is a majority shareholder is replaced during any 12-month

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period by directors whose appointment or election is not endorsed by a majority of the members of such Relevant Corporation’s board of directors before the date of the appointment or election.

(c) “Good Reason” means the termination of employment by Executive upon the occurrence of any one or more of the following events to the extent that there is, or would be if not corrected, a material negative change in Employee’s employment relationship with Aveanna:

(i) Unrelated to a Change in Control. For a termination by the Executive other than during the 12-month period beginning on the date of a Change in Control (as defined above), the events that will be considered Good Reason are (A) a termination of the employment agreement other than as permitted by its terms; or (B) a material reduction in Executive’s Annual Base Salary, which is not made for all similarly situated executives.

(ii) Related to a Change in Control. For a termination by the Employee during the 12-month period beginning on the date of a Change in Control, the events that will be considered Good Reason are (A) a material reduction in Executive’s Annual Base Salary; (B) a significant reduction or diminution of any of Executive’s titles or positions with Aveanna; (C) a significant diminution of Executive’s duties and responsibilities; (D) a material diminution in the authority, duties or responsibilities of the individual to whom Executive is required to report; (D) a purported termination of Executive’s employment by Aveanna other than as permitted by this Agreement; (F) the relocation of Executive’s principal office to any place beyond fifty (50) miles from the location immediately before the Change in Control; and (G) the failure of any successor to Aveanna to expressly assume and agree to discharge Aveanna’s obligations to Executive under this Agreement in form and substance satisfactory to Executive.

(d) “Separation from Service”. The term “Separation from Service” when used in this Agreement shall mean that Executive separates from service with Aveanna and all of its affiliates, as defined in Code Section 409A and guidance issued thereunder (“Section 409A”), which are related to Aveanna by 50% or more equity ownership. As a general overview of Section 409A’s definition of “separation from service”, an employee separates from service if the employee retires or otherwise has a termination of employment with all affiliates, determined in accordance with the following:

(i) Leaves of Absence. The employment relationship is treated as continuing intact while the employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the employee retains a right to reemployment with an affiliate under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the employee will return to perform services for an affiliate. If the period of leave exceeds 6 months and the employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the employee to be unable to perform the duties of his or his position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such 6-month period.

(ii) Status Change. Generally, if an employee performs services both as an employee and an independent contractor, the employee must separate from service both

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as an employee and as an independent contractor pursuant to standards set forth in Treasury Regulations to be treated as having a separation from service. However, if an employee provides services to affiliates as an employee and as a member of a board of directors, the services provided as a director are not taken into account in determining whether the employee has a separation from service as an employee for purposes of this Agreement.

(iii) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the employer and the employee reasonably anticipate that (A) no further services will be performed after a certain date, or (B) the level of bona fide services the employee will perform after such date (whether as an employee or as a non-director independent contractor) will permanently decrease to 20% or less of the average level of bona fide services performed (whether as an employee or a non-director independent contractor) over the immediately preceding 36-month period. Facts and circumstances to be considered in making this determination include, but are not limited to, whether the employee continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the employee is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which an employee is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (e)(i) above, for purposes of this subsection, the employee is treated as providing bona fide services at a level equal to the level of services that the employee would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which an employee is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable 36-month period).

8. Confidential and Proprietary Information.

(a) Nondisclosure of Confidential Information. Executive acknowledges that, in Executive’s position with Aveanna, Executive has obtained and will obtain confidential business and proprietary information regarding the Aveanna Group. For purposes of this Agreement, “Confidential Information” means any and all data and information, whether disclosed orally, in writing, by observation, or otherwise, relating to Aveanna Group’s Business (as defined below) of which Executive became aware as a consequence of, during, or through Executive’s employment with Aveanna, which is not generally known to Aveanna Group’s competitors or the public and is subject to reasonable efforts to maintain its secrecy. Confidential Information covered by this Employment Agreement does not have to be marked “Confidential” to be treated as such. Confidential Information may include, without limitation, information relating to Aveanna Group’s designs; programs; methods; techniques; information technology; research and development; finances; pricing practices; marketing strategies; existing and future products and services; business plans and operations, whether written or otherwise, which is not common knowledge in Aveanna Group’s industry or to the public. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public or its competitors by Aveanna Group (except where such public disclosure has been made by Executive or another without authorization or in contravention of the terms herein) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Executive agrees that all Confidential Information and all physical embodiments thereof are confidential to Aveanna Group and will remain Aveanna Group’s sole and exclusive property. Executive warrants and agrees that following Executive’s last day of employment and for as long as the Confidential Information remains confidential (or would have remained confidential but for

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Executive’s violation of this provision), Executive will not directly or indirectly reproduce, use, distribute, disclose, publish, misappropriate or otherwise disseminate any Confidential Information and will not take any action causing any Confidential Information to lose its character as Confidential Information.

(b) Nondisclosure of Trade Secrets. For purposes of this Agreement, Trade Secrets means any Confidential Information described above without regard to form which: (i) is not commonly known by or available to the public; (ii) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (iii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. “Trade Secrets” also shall include any trade secret as defined by applicable law. Executive agrees that all Trade Secrets and all physical embodiments thereof are confidential to Aveanna Group and will remain Aveanna Group’s sole and exclusive property. Executive warrants and agrees that until and unless such Trade Secrets lose their status as Trade Secrets through no fault, either directly or indirectly, of Executive, Executive will not reproduce, use, distribute, disclose, publish, misappropriate or otherwise disseminate any Trade Secrets and will not take any action causing, or fail to take any action to prevent, any Trade Secret to lose its character as a Trade Secret. The Defend Trade Secrets Act of 2016 provides immunity from state and federal civil or criminal liability for Executive if Executive discloses a trade secret: (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, but in either case only if the disclosure is solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed with a court in a lawsuit or other proceeding, if the filing of that document is made under seal, and any other disclosure of the Trade Secret Executive makes is only as allowed by the court.

9. Restrictive Covenants.

(a) Covenant Not to Compete. During employment and for a period of 12 months after the date of Executive’s employment with Aveanna terminates for any reason, Executive will not, on his own behalf, or on behalf of any other person or entity, compete with the Aveanna Group by providing in the Restricted Territory (as subsection (iii) hereof) to any Competing Business (as defined in subsection (ii) hereof), services the same as or similar to those Executive provided to the Aveanna Group with respect to the Aveanna Business (as defined in subsection (i) hereof), in circumstances in which Executive’s responsibilities and duties are substantially similar to those performed by him during the 24-month period ending on his Termination Date.

(i) “Aveanna Business” means the business conducted by the Aveanna Group. The Aveanna Group is a national leader in pediatric care, including pediatric and adult private duty nursing, pediatric day health care centers, school nursing, pediatric therapy, personal care and companionship, support services, home health care, hospice care, specialty programs, enteral nutrition, medical supplies and respiratory therapy.

(ii) “Competing Business” means any person, concern or entity, which is engaged in, conducts a business substantially the same as or similar to, and/or provides similar services to, the Aveanna Group or any part thereof.

(iii) “Restricted Territory” means each state, province and territory within the United States in which the Aveanna Group has done business at any time during Executive’s employment with Aveanna.

(b) Nonsolicitation of Customers. Clients, and Referral Sources. During the Term, other than in performance of his duties for Aveanna, and for a period of 12 months after

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the date of Executive’s employment terminates, Executive will not, on Executive’s own behalf or on behalf of any other person or entity, solicit, initiate contact with, call upon, initiate communication with or attempt to initiate communication with any customer, client or referral source of the Aveanna Group or any representative of any customer, client or referral source of the Aveanna Group, with a view to (i) with respect to customers and clients, providing services that are similar to, or competitive with, the services provided by the Aveanna Group to such clients or customers, and (ii) with respect to referral sources, obtaining referrals for new customers or clients; provided, the restrictions set forth in this section that are applicable after the end of the Term will apply only to customers, clients and/or referral sources of the Aveanna Group with which Executive had material contact within a 12-month period ending on the date his employment terminated.

(c) Nonsolicitation of Suppliers. During the Term and for a period of 12 months after the Executive’s employment terminates, Executive will not solicit any supplier for the purpose of obtaining goods or services that the Aveanna Group obtained from that supplier and that are used in or relate to any of the Aveanna Group’s services; provided the restrictions set forth in this section that are applicable after the date Executive’s employment terminated will apply only to suppliers with which Executive had contact within a 12-month period ending on the date his employment terminated and about which Executive had Confidential Information.

(d) Disparagement. Executive will not at any time make false or misleading statements about Aveanna or the Aveanna Group, including the Aveanna Group services, or its management, employees, customers or suppliers.

(e) Non-Solicitation of Employees and Agents. Executive agrees that, during the Term and for the 12-month period after Executive’s employment terminates, he will not, directly or indirectly, solicit, recruit or induce any employee, officer, agent or independent contractor of the Aveanna Group to terminate such party’s engagement with the Aveanna Group so as to work for any person or business; provided, the restrictions set forth in this Section will only apply to employees, officers, agents or independent contractors, who were employed or engaged by the Aveanna Group within the 12-month period ending on the date Executive’s employment terminated and with whom Executive had material contacts during that period.

10. Enforcement of Restrictive Covenants.

(a) Severability. Executive acknowledges and agrees that the non-competition, non-solicitation, non-disclosure and other restrictive covenants contained in Sections 8 and 9 (collectively, the “Covenants”) are reasonable and valid and do not impose limitations greater than those that are necessary to protect the business interests and confidential information of the Aveanna Group. Executive expressly agrees and consents that, and represents and warrants to the Aveanna Group that, the Covenants will not prevent or unreasonably restrict or interfere with his ability to make a fair living after the end of the Term. The parties agree that the invalidity or unenforceability of any one or more of the Covenants, or any part thereof, will not affect the validity or enforceability of the other Covenants, all of which are inserted conditionally on their being valid in law. In case any one or more of the Covenants contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect for any reason, such invalidity, illegality or unenforceability shall not affect any other provision hereof; and this Agreement shall be construed as if such invalid, illegal or unenforceable Covenant had never been contained herein. Specifically, the parties hereto agree that in the event any court of appropriate jurisdiction should determine that any portion or provision of any Covenant is invalid, unenforceable or excessively restrictive, the parties agree to request such court to rewrite such Covenant in order to make such Covenant legal, enforceable and acceptable to such court to the maximum extent permissible under the law actually applied to determine the validity, legality, enforceability or reasonableness

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of any such Covenant. The parties agree that the Covenants contained in this Agreement are severable and divisible; that none of such Covenants depends on any other Covenant for its enforceability; that such Covenants constitute enforceable obligations between the parties; that each such Covenant will be construed as an agreement independent of any other Covenant of this Agreement; and that the existence of any claim or cause of action by one party to this Agreement against the other party to this Agreement, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by any party to this Agreement of any such Covenant.

(b) Injunctive Relief. Executive hereby agrees that any remedy at law for any breach of the provisions contained in Sections 8 and 9 will be inadequate and that the Aveanna Group will be entitled to apply for injunctive relief in addition to any other remedy the Aveanna Group might have under this Agreement.

(c) Claim for Damages. Executive acknowledges that, in addition to seeking injunctive relief, the Aveanna Group may bring a cause of action against him for any and all losses, liabilities, damages, deficiencies, costs (including, without limitation, court costs), and expenses (including, without limitation, reasonable attorneys’ fees), incurred by the Aveanna Group and arising out of or due to any breach of any covenant or agreement of Executive contained in Sections 8 and 9. In addition, either party may bring an action against the other for breach of any other provision of this Agreement.

(d) Survival. Sections 8 and 9 and this Section 10, to the extent applicable, will survive the termination of the Term. In addition, the termination of this Agreement or the Term will not terminate any other obligations or rights that, by the specific terms of this Agreement, extend beyond such termination.

(e) Independent Consideration. Executive acknowledges and agrees that the provisions of Sections 8 and 9 are supported by independent consideration. The existence of any claim or cause of action by Executive against the Aveanna Group, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Aveanna Group of any provision of Sections 8 and 9 of this Agreement.

11. Miscellaneous.

(a) Assignment. This Agreement is for the personal services of Executive, and the rights and obligations of Executive under this Agreement are not assignable or delegable in whole or in part by Executive or Aveanna (other than by Aveanna to a wholly-owned subsidiary or successor of Aveanna) without the prior written consent of the other party.

(b) Employment Status. Executive’s employment will be that of an at-will employee.

(c) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(d) Headings; References. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections will, unless otherwise provided, refer to sections hereof.

(e) Amendments and Waivers. Except as otherwise specified herein, this Agreement may be amended, and the observance of any term of this Agreement may be waived

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(either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Aveanna and Executive.

(f) Policies, Procedures and Statements. Executive acknowledges that, from time to time, the Aveanna Group may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals; and officers or other representatives of the Aveanna Group may make written or oral statements relating to personnel policies and procedures. No policies, procedures or statements of any nature by or on behalf of the Aveanna Group (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature will be construed to modify this Agreement.

(g) Governing Law. The laws of the State of Georgia will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof. Aveanna and Executive agree that the state and federal courts situated in Cobb County, Georgia will have personal jurisdiction over Aveanna and Executive to hear all disputes arising under this Agreement. This Agreement is to be at least partially performed in Cobb County, Georgia; and, as such, Aveanna and Executive agree that venue will be proper with the state or federal courts in Cobb County, Georgia to hear such disputes.

(h) Code Section 409A. This Agreement is intended to comply with the requirements of Code Section 409A by providing for payments that are either exempt from the requirements of Code Section 409A or in compliance by being payable under a fixed schedule. Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. If Executive is a specified employee (within the meaning given to such term under Code Section 409A), any payments made under this Agreement that would be considered payments of deferred compensation subject to Code Section 409A made upon a separation from service, shall, to the extent required by Code Section 409A, in no event be made or commence until 6 months after Executive’s Separation from Service, and any payments due during such period shall be withheld and paid in a lump sum at the end of such 6-month period. To the extent that any payments made or benefits provided pursuant to this Agreement are reimbursements or in-kind payments, to the extent necessary to comply with Code Section 409A, the amount of such payments or benefits during any calendar year shall not affect the amounts or benefits provided in any other calendar year, the payment date shall in no event be later than the last day of the calendar year immediately following the calendar year in which an expense was incurred, and the right to any such payments or benefits shall not be subject to liquidation or exchange for another payment or benefit. Notwithstanding the foregoing, Aveanna shall not be liable to Executive or any other person if the Internal Revenue Service or any court determines for any reason that any payments under this Agreement are subject to taxes or penalties under Code Section 409A.

(i) No Third-Party Beneficiaries. Other than the release as provided in Section 6(e), nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under, or by reason of, this Agreement.

(j) Notices. All notices, communications and deliveries hereunder must be made in writing signed by or on behalf of the party making the same and must be delivered personally, sent by registered or certified mail (return receipt requested), by any national overnight courier service (with postage and other fees prepaid), or sent via e-mail with a copy mailed via first class US mail, as follows:

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(i) To Executive:

Matthew Buckhalter

At his home address currently on file with Company

(ii) To Aveanna:

Aveanna Healthcare Holdings Inc.

400 Interstate North Parkway, Suite 1600

Atlanta, GA 30339

Attn: Chief Administrative Officer

E-mail: Ed.Reisz@aveanna.com

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Any such notice, communication or delivery will be deemed given or made (i) on the date of delivery if delivered in person (by courier service or otherwise), (ii) on the third business day after it is mailed by registered or certified mail, (iii) upon actual delivery if delivered by a national overnight courier service, and (iv) upon sending via e-mail if such notice also is postmarked and mailed via first class US mail on the same day.

(k) Binding Effect. This Agreement will be for the benefit of, and will be binding upon, Aveanna and Executive and their respective heirs, personal representatives, legal representatives, successors and assigns.

(l) Arbitration. Executive has signed a separate Arbitration Agreement, dated October 9, 2023, with Aveanna (the “Arbitration Agreement”), which is expressly incorporated by reference herein and made part of this Agreement. Any controversy or claim arising out of or relating to this contract, or the breach thereof, will be settled by binding arbitration conducted in accordance with the terms of the Arbitration Agreement; provided, notwithstanding the foregoing, the Arbitration Agreement will not apply to any conflicts regarding the Covenants referenced under Sections 8 and 9 and the enforcement of the Covenants as set forth in Section 10, and such conflicts will be filed with, and submitted to, a court of appropriate jurisdiction as set forth in Section 10 (see also Section 11(g)); and, provided further, the preceding carve out from the Arbitration Agreement will be considered an amendment to said agreement.

ER MB

Executive Aveanna

Initial Initial

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth next to their signature lines.

___March 13, 2024___________ Date	Aveanna Healthcare Holdings Inc. By: __s/ Edwin Reisz__________ Title: Chief Administrative Officer
___ March 13, 2024___________ Date	______s/ Matthew Buckhalter____ Matthew Buckhalter

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